Exhibit 12.1

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Electronic Retailing Systems International, Inc.
Computation of Ratio of Earnings to Fixed Charges
(Amounts in thousands of dollars)


                                       Year Ended December 31,
                                    -----------------------------
                                    1999        1998        1997
                                    ----		      ----		      ----
Pre-tax loss from continuing
 operations	                        $(36,693)	  $(34,313)	  $(26,873)

Fixed charges:
Interest expense & amortization		     18,844      16,886      14,024

Rentals:
  Buildings - 33%					                   263 	       315         141
  Office and other leased equipment
 - 33%	                                   11		         8          13

Total fixed charges				               19,118 	    17,209	     14,178

Earnings before income taxes,
 minority interest and fixed charges (17,575)	   (17,104)  	 (12,695)

Ratio of earnings to fixed charges		   (0.92) 	    (0.99)  	   (0.90)
                             							========	   ========	   ========
Deficiency of earnings to fixed
 charges	                           $ 36,693 	  $ 34,313 	  $ 26,873
                              						========   	========	   ========



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